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                                                                   Exhibit 10.21


RESOURCE HOLDINGS LTD.



April 10, 1997

PERSONAL AND CONFIDENTIAL
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Mr. Robert Berman
President and CEO
Hospitality Worldwide Services, Inc.
450 Park Avenue
Suite 2603
New York, NY 10022

Dear Robert:

This letter, when executed by you, will confirm the agreement of Hospitality Worldwide Services, Inc. ("HWS") to engage Resource Holdings Associates ("RHA") as a financial advisor, upon the terms contained herein.

The work to be performed shall include (i) assistance negotiating the Agreement with Apollo Real Estate Advisors, (ii) financial advice and strategic planning with respect to the business of HWS, and (iii) general assistance in structuring or negotiating merger or acquisition opportunities brought to the attention of HWS by parties other than RHA.

In consideration for the aforementioned services, RHA shall receive:

    Sixteen and one-half percent (16.67%) of the 60% HWS share of the "Promote" as earned by HWS from the new venture to be formed by and among HWS, Apollo, and Watermark (10% of the total "Promote" as outlined in the attached Term Sheet).

RHA shall receive additional fees in amounts to be mutually agreed upon for (i) finding and/or initiating merger and acquisition opportunities and (ii) structuring, negotiating or reviewing the documentation of mergers, joint ventures and other HWS investments, when the parties agree that the time and effort expended by RHA has been beyond the intended scope of this retention agreement.

Subject to prior authorization, RHA shall be reimbursed for travel and other out-of-pocket expenses.

RHA will undertake its duties on a good-faith basis.

RHA and its partners, officers and employees shall be indemnified and held harmless from all claims, actions, suits, proceedings


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April 10, 1997
Page -2-

and liabilities of any kind arising out of the services provided by RHA under the agreement and for all amounts paid in approved settlements and all costs and expenses (including attorneys fees and court costs) arising from any such claims, actions, suits, or proceedings of any kind unless and to the extent that any conduct of its partners, officers or employees has been determined in any such proceeding to have been willful misconduct in the performance of the services.


The engagement of RHA shall continue for as long as HWS receives a "Promote" from the HWS/Apollo venture, except that the provisions of the indemnity and any payment obligations related to any unpaid balances due RHA, at the time of termination, shall indefinitely survive such termination.

The engagement of RHA will be by written agreement executed and delivered in the State of New York and will be governed by the laws of such State.

Please sign this letter at the place indicated below to confirm your agreement to engage RHA as a financial advisor to HWS.

We are looking forward to working with you.

Yours very truly,



/s/ Jerry M. Seslowe
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Jerry M. Seslowe


AGREED AND ACCEPTED:



/s/ Robert Berman
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DATE: April 15, 1997
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